Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2005, except for the restatement discussed in Note 2b (not presented herein) to the consolidated financial statements appearing under Item 15 of the Company’s 2004 annual report on Form 10-K/A, as to which the date is May 5, 2005 and the effects of discontinued operations discussed in Note 3 to the consolidated financial statements as to which the date is March 16, 2006, relating to the financial statements, which appears in Alpharma Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Florham Park, NJ
March 14, 2007